Exhibit 99.1

WCA Waste Corporation Announces Oklahoma Acquisition

Houston, Texas (February 21, 2007).....WCA Waste Corporation announced today that it has acquired American Waste, Inc. and related entities (“American”) located in Oklahoma City, Oklahoma.

American is one of the largest fully integrated private companies in Oklahoma, consisting of three landfills (two MSW and one C&D) and a fifty truck collection operation servicing approximately 17,000 customers. The current annual revenue run rate is approximately $15 million.

The acquisition marks WCA’s entry into the state of Oklahoma and brings the number of company owned landfills to 23. Oklahoma City is the 36th largest city in the U.S. with approximately 1.2 million people in the metropolitan area.

“We have identified a number of potential tuck-in acquisition opportunities, municipal contracts and special waste contracts that should allow WCA to expand our operations throughout Oklahoma,” stated Tommy Fatjo, Senior Vice President.

WCA Waste Corporation is an integrated company engaged in the transportation, processing and disposal of non-hazardous solid waste. The Company's operations consists of twenty-three landfills, twenty-one transfer stations/material recovery facilities and twenty-nine collection operations located throughout Alabama, Arkansas, Colorado, Florida, Kansas, Missouri, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company's common stock is traded on the NASDAQ National Market System under the symbol "WCAA."

Contact: WCA Waste Corporation (NASDAQ: WCAA)

Houston, Texas